Sub-Item 77C: Submissions of Matters to a Vote of Security Holders
At a special meeting of shareholders of Goldman Sachs Trust held on August 3, 2007, a vote was held to approve a change in each of the Goldman Sachs Real Estate Securities Fund's and Goldman Sachs International Real Estate Securities Fund's sub-classification under the Investment Company Act of 1940, as amended, (the "Act") from a "diversified" to a "non-diversified" company, and to eliminate a related fundamental investment restriction. Each proposal was approved by shareholders.

The Goldman Sachs Real Estate Securities Fund shareholders voted as follows:

For
Against
Abstain
              Broker Non-Votes

29,861,912
716,085
         227,169
               11,367,302

The Goldman Sachs International Real Estate Securities Fund shareholders voted as follows:

For
Against
             Abstain
              Broker Non-Votes

50,129,453
    700,030
            261,336
                25,431,781

In addition, at a special meeting of shareholders of Goldman Sachs Trust held on August 30, 2007, a vote was held to approve a change in the Goldman Sachs Tollkeeper Fund's subclassification under the Act from a diversified to a non-diversified company and to eliminate a related investment restriction. The proposal did not receive enough shareholder votes to pass, and therefore the Goldman Sachs Tollkeeper Fund continues to operate as a diversified Fund. The Goldman Sachs Tollkeeper Fund shareholders voted as follows:

For
           Against
             Abstain
               Broker Non-Votes

9,251,967     881,777             382,869                 5,947,422